Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: September 10, 2008 @ 1:30 P.M. PT

ACTEL CORPORATION REDUCES THIRD QUARTER REVENUE GUIDANCE

Mountain View, Calif. – September 10, 2008 – Actel Corporation (NASDAQ: ACTL) today released its business update for the third quarter of fiscal 2008:

• The Company believes that third quarter 2008 revenues will decline sequentially seven to nine percent due primarily to weakness in the Asian consumer market. The previous guidance was one percent up to three percent down sequentially.

• Gross margin is expected to be about 58 percent. The previous guidance was 57 percent.

• Operating expenses are anticipated to come in at approximately $30.5 million, which excludes an estimated $2.0 million of stock-based compensation expense. The previous guidance was $30.7 million.

• Other income is expected to be about $1.6 million. The previous guidance was $1.8 million.

• The tax rate for the quarter is expected to be about 30 percent, which is unchanged from the previous guidance.

• Outstanding fully diluted share count is expected to be about 25.9 million shares. The previous guidance was 26.2 million shares.

As with the previous guidance, this guidance does not include any one-time charges related to the Company’s acquisition of Pigeon Point Systems during the third quarter.

Common Stock Repurchase Program

The Company’s stock repurchase program was instituted in 1998 for the purpose of replenishing some or all of the shares of Common Stock issued upon exercise of stock options and in connection with other stock compensation plans. The overall objective of the program is to reduce or eliminate earnings per share dilution caused by the issuance of such additional shares. Repurchases may be made in the open market or in privately negotiated transactions. To date, Actel’s Board of Directors has authorized the repurchase of 7,000,000 shares under the program, and 5,311,558 shares of Common Stock have been repurchased. The Company intends to continue repurchasing shares of its Common Stock from time to time as market and business conditions warrant. Actel has remaining authority to repurchase 1,688,442 shares under the program.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release regarding our updated business guidance and intentions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in the forward-looking statements. Risk factors that make it difficult for us to accurately predict quarterly revenues include general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. Any failure to meet expectations could cause the price of our stock to decline significantly. We do not assume, and expressly disclaim, any duty to update the forward-looking statements or risk factors.

About Actel

Attacking power consumption at both the chip and the system levels, Actel power-smart programmable solutions enable power-efficient design. The company is traded on the NASDAQ National Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTL (992-2835).

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.